NEWS RELEASE

POPE RESOURCES REPORTS SECOND QUARTER 2018 RESULTS

POULSBO, WA, August 7, 2018 /PRNewswire/ - Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $199,000, or $0.04 per ownership unit, on consolidated revenue of $27.9 million and look-through1 revenue of $13.4 million, for Q2 2018. This compares to net income attributable to unitholders of $158,000, or $0.03 per ownership unit, on consolidated revenue of $15.9 million, and look-through revenue of $10.5 million, for Q2 2017. Q2 2018 results include a $2.9 million increase in the environmental remediation liability for the former millsite at Port Gamble, Washington. Excluding this charge, adjusted net income attributable to unitholders for Q2 2018 was $3.1 million, or $0.71 per ownership unit.

Cash provided by operations during Q2 2018 was $7.7 million on a consolidated basis and $3.3 million on a look-through basis, compared to cash provided by operations of $2.9 million on a consolidated basis and $1.2 million on a look-through basis during Q2 2017.

“Our second quarter results reflect the decision to pull Partnership volume forward to the first quarter when log prices were particularly strong and to backload Partnership volume toward the latter half of the year when we expect fire closures and subsequent winter weather to pinch supply, and thus boost prices,” said Tom Ringo, President and CEO. “In addition, while the Q2 addition of $2.9 million to our Port Gamble environmental remediation accrual is noteworthy, we believe the worst is behind us at Port Gamble. Long-term prospects for the Partnership are bright, with the expansion of our high-quality Pacific Northwest timberland portfolio generating a growing stream of cash flow. We are confident that our strategies are building sustainable value for our unitholders.”

The following table summarizes key income, cash flow, and debt metrics for the quarters ended June 30, 2018, and 2017. Each metric is presented on a consolidated basis (Partnership plus the Funds) in accordance with GAAP and on a look-through basis. The latter is the sum of the Partnership on a stand-alone basis plus the Partnership’s share of its three private equity timber funds, based on the Partnership’s ownership interest in each fund.

(in millions, except volume and price data)
	Q2 2018		Q2 2017
	Consolidated	Look-through	Consolidated	Look-through
Volume (MMBF)	35.5	10.6	25.3	14.3
Delivered log price ($/MBF)	$714	$728	$596	$618
Revenue	$27.9	$13.4	$15.9	$10.5
Net income	$2.5	$0.2	($0.1)	$0.2
Adjusted net income	$5.4	$3.1	($0.1)	$0.2
Cash flow from operations	$7.7	$3.3	$2.9	$1.2
Debt	$147.2	$97.0	$127.5	$82.8

Partnership Timber (previously Fee Timber - Partnership)

Partnership Timber operating income during Q2 2018 was $1.8 million, compared to $3.4 million in Q2 2017. Adjusted EBITDDA2 for this segment during Q2 2018 was $2.4 million, versus $4.4 million in Q2 2017. Harvest volume declined 45% in Q2 2018 when compared to Q2 2017, notwithstanding an 18% increase in average realized log prices between the two periods. We pulled ahead a significant amount of volume into Q1 2018, when prices were even stronger, and we expect prices to strengthen from Q2 2018 levels as we progress through the second half of the year.

Funds Timber (previously Fee Timber - Funds)

Funds Timber operating income during Q2 2018 was $4.7 million, compared to $1.2 million in Q2 2017. Adjusted EBITDDA for this segment during Q2 2018 was $12.5 million, versus $3.1 million in Q2 2017. Delivered log volume increased 12% in Q2 2018 versus Q2 2017, and average realized log prices were up 23%. The Funds’ have a larger component of higher-elevation timberland as compared to the Partnership, and thus have less flexibility as to when they harvest throughout the year. In addition, during Q2 2018 the Funds sold timber deeds on 16.6 million board feet (MMBF) of volume, primarily from the two recent Fund IV acquisitions. The timber deed sale volume was nearly 8 times that of Q2 2017 and at average prices that were 77% higher. The Partnership’s share of Adjusted EBITDDA for Q2 2018 was $1.7 million, versus $512,000 during Q2 2017.

Timberland Investment Management (TIM)

TIM generated an operating loss of $916,000 during Q2 2018, compared to an operating loss of $751,000 in Q2 2017. Adjusted EBITDDA during Q2 2018 was $102,000 versus negative $27,000 in Q2 2017. The improvement in Adjusted EBITDDA is due to increased revenue from asset management and timberland management fees following the Fund IV acquisitions in Q1 2018. Total revenue, on an internal reporting basis, amounted to $1.1 million during Q2 2018 versus $817,000 in Q2 2017.

Real Estate

Real Estate generated an operating loss of $315,000 during Q2 2018, compared to an operating loss of $1.5 million in Q2 2017. Adjusted EBITDDA for the Real Estate segment was $2.7 million during Q2 2018, versus negative $1.3 million in Q2 2017. The improvement in both metrics is due primarily to a $3.7 million conservation easement sale in Q2 2018 that had no counterpart in Q2 2017. Also contributing to the improved results were lower professional fees in connection with planning and development of properties and reduced labor costs resulting from fewer personnel in the Real Estate segment in 2018 as the Harbor Hill project progresses towards completion.

In preparation for sales later in the year, the Partnership spent $954,000 in development capital during Q2 2018, primarily on our final remaining residential and commercial lots at Harbor Hill in Gig Harbor, WA. In Port Gamble, the Partnership accrued an additional $2.9 million of environmental remediation expense, representing costs to remove a greater volume of sediment from the millsite than was previously anticipated, as well as updated estimates for long-term monitoring costs. The Partnership paid $666,000 in Q2 2018 for previously accrued expenses related to the clean-up of Port Gamble Bay.

General & Administrative (G&A)

G&A expenses, and negative Adjusted EBITDDA, were flat at $1.4 million during Q2 2018 and Q2 2017. As has been the case for the past several years, the annualized level of our G&A expenses, when viewed in proportion to either our assets or revenue, continues to compare favorably to analogous ratios of our timber-REIT peers.

Partnership Capital Allocation and Liquidity (excluding the Funds)

In June, the Partnership paid a cash distribution to unitholders of $3.1 million. In Q2 2018, the Partnership closed on two timberland purchases in western Washington totaling 500 acres for $1.7 million. Capital expenditures during Q2 2018 for the Partnership totaled $712,000. The Partnership also repurchased 4,991 units at an average price of $72.34 per unit, totaling $361,000 during Q2 2018. As of the end of June 30, 2018, we have $542,000 remaining on our current authorization that runs through December 2018.

Q2 2018 capital allocation was financed by a combination of the following: cash generated by the Partnership from operations, excluding the Funds, of $2.6 million (that is net of Real Estate development project expenditures and environmental remediation payments totaling $1.6 million); net borrowings on our revolving facilities of $1.5 million; and distributions received by the Partnership from the Funds totaling $492,000.

The Partnership closed the quarter with cash of $937,000 and debt of $89.9 million. The Funds closed the quarter with cash of $3.3 million and debt of $57.3 million.

Outlook

We expect our 2018 harvest volume will be approximately 67 MMBF for the Partnership, and approximately 82 MMBF for the Funds, including timber deed sales. The 67 MMBF for the Partnership includes 15 MMBF of volume from timber located on real estate properties and recent small-tract acquisitions that is not factored into our long-term, sustainable harvest plan of 52 MMBF. On a look-through basis, total 2018 harvest volume, including timber deed sales, is expected to be 77 MMBF. We will continue to monitor log markets and adjust our harvest levels accordingly as the year progresses.

The Puget Sound housing market remains strong, and we anticipate closing on additional residential lots from our Harbor Hill project in the fourth quarter, as well as potential sales from other projects in Kitsap County.

Within a week, we will also post an updated investor presentation to the Investor Relations section of our web site at www.poperesources.com.

New Reporting Initiatives

As a reminder, last quarter, we introduced some format changes in reporting our results. We believe these changes enhance the ease with which readers can understand the financial and operating health of Pope Resources.

“Look-through” results

GAAP require us to consolidate 100% of our three timber funds into our financial statements, even though we own equity interests of only 20% of Fund II, 5% of Fund III, and 15% of Fund IV. A corollary of this is that 100% of Fund debt is reported on the consolidated balance sheet, even though this Fund debt is secured solely by timberlands owned by the funds with no recourse to the Partnership. We have introduced look-through financial measures as additional information with which readers can obtain a clearer perspective on our performance after giving effect to the Partnership’s controlling, but minority, interests in our private equity timber funds.

In the narrative above, we present elements of our financial results from two perspectives; consolidated and look-through.

–
The “Consolidated” perspective presents, as required by GAAP, ownership and operation of everything owned by both the Partnership and the Funds. Consolidated results also require the elimination of the fee revenue earned by our Timberland Investment Management segment for managing the Funds, with an offsetting elimination of the expenses incurred in our Funds Timber segment.

–	Finally, the “Look-through” perspective presents the Partnership on a stand-alone basis plus the Partnership’s minority share of each fund: 20% for Fund II, 5% for Fund III, and 15% for Fund IV.

A reconciliation of look-through results to GAAP is provided in the financial statements that follow. The column labeled NCI (non-controlling interests) represents a proportionate reduction that reflects the results of the 80% of Fund II, 95% of Fund III, and 85% of Fund IV that the Partnership does not own. These results are subtracted from the Consolidated (GAAP) results to arrive at look-through results. We believe that this change in presentation will give readers additional information with which to better understand the economics of owning a unit of Pope Resources.

Change in segment reporting

As a means of presenting our business in a manner that reflects our current operating and management strategy, and to facilitate the look-through concept detailed above, we have segregated our former “Fee Timber” segment into two segments: “Partnership Timber” includes the operating results of the Partnership’s 100%-owned timberland while “Funds Timber” includes the operating results of our three private equity timber funds. Historically, we have distinguished between the Partnership and Funds by presenting them as categories within our former “Fee Timber” segment.

Measuring segment results using Adjusted EBITDDA

Beginning with Q1 2018, we have supplemented the metric we use to measure segment performance, operating income, with Adjusted EBITDDA. Adjusted EBITDDA is a non-GAAP measure which is reconciled to GAAP in the tables below. We define Adjusted EBITDDA as earnings before interest, taxes, depletion, depreciation, amortization, gain or loss on timberland sold, and environmental remediation expense. In addition, we reflect Adjusted EBITDDA on an internal reporting basis without eliminating inter-

segment activity, which has no net impact on total Adjusted EBITDDA. Accordingly, fees earned from managing the funds are reflected in the Timberland Investment Management segment and this same amount is reflected as expense in the Funds Timber segment. We believe Adjusted EBITDDA captures the ongoing operations of each of our segments and is a useful metric to assess the segments’ financial performance.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own and manage 120,000 acres of timberland and 2,100 acres of development property in Washington. In addition, Pope Resources co-invests in and consolidates three private equity timber funds that own 124,000 acres of timberland in Washington, Oregon, and California. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives, and about management’s plans for future operations and strategies. These statements reflect management’s estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management’s expectations for future log prices, harvest volumes and markets, and statements about our expectations for future sales in our Real Estate segment. Readers, however, should note that all statements other than expressions of historical fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial condition to fall short of expectations, or that may cause us to deviate from our current plans, include our ability to accurately predict fluctuations in log markets domestically and internationally, and to adjust our harvest volumes in a timely and appropriate manner; political sensitivities and events, including the reactions of foreign governments and international treaty organizations and similar bodies, that may affect the cost of competing products and demand for our products; our ability to anticipate and manage interest rate risk as it affects our borrowing costs; fluctuations in interest rates that affect the U.S. housing market and related demand for our products from that market; our ability to estimate the cost of ongoing and changing environmental remediation obligations, including our ability to anticipate and address the political and regulatory climate that impacts these obligations; increasing reliance on engineered, recycled, and other alternative products as a competitive factor for our products; our ability to consummate various pending and anticipated real estate transactions on the terms management expects; housing market conditions that affect demand for both our forest products and our real estate offerings; our ability to manage our timber funds and their assets in a manner that our investors consider acceptable, and to raise additional capital or establish new funds on terms that are advantageous to the Partnership; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; the effects of competition, particularly by larger and better-financed competitors; fluctuations in foreign currency exchange rates that affect both competition for sales of our products and our customers’ demand for them; conditions affecting credit markets as they affect the availability of capital and costs of borrowing for us, and the related impacts on purchasers of forest products and development properties; labor, equipment and transportation costs that affect our net income; our ability to anticipate and mitigate potential impacts of our operations on adjacent properties; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate other liabilities associated with our assets. Other factors are set forth in that part of our Quarterly Report on Form 10-Q entitled “Risk Factors,” and in our other filings with the Securities and Exchange Commission from time to time.

Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Contact

Daemon Repp
Director of Finance
(360) 697-6626
investors@orminc.com

___________________________________________________________________________________________
1“Look-through” results are explained in the New Reporting Initiatives section of this earnings release.
2Adjusted EBITDDA is explained in the New Reporting Initiatives section of this earnings release.

CONDENSED STATEMENTS OF INCOME (LOSS) (in millions, except per unit amounts)

	Quarter Ended June 30, 2018			Quarter Ended June 30, 2017

	Consolidated	NCI Reclass*	Look - through	Consolidated	NCI Reclass*	Look - through
Revenue	$27.9	($14.5)	$13.4	$15.9	($5.4)	$10.5
Cost of sales	(14.6)	10.4	(4.2)	(9.0)	4.5	(4.5)
Operating expenses	(6.6)	1.2	(5.4)	(5.9)	0.7	(5.2)
Environmental remediation	(2.9)	—	(2.9)	—	—	—
Operating income	3.8	(2.9)	0.9	1.0	(0.2)	0.8
Net interest expense	(1.3)	0.6	(0.7)	(1.1)	0.5	(0.6)
Income tax expense	—	—	—	—	—	—
Net income (loss)	2.5	(2.3)	0.2	(0.1)	0.3	0.2
Net (income) loss attributable to noncontrolling interests (NCI)	(2.3)	2.3	—	0.3	(0.3)	—
Net income attributable to unitholders	$0.2	$—	$0.2	$0.2	$—	$0.2

Basic and diluted weighted average units outstanding	4.320			4.327
Basic and diluted earnings per unit	0.04			$0.03

* Reclassifying the noncontrolling interest (NCI) portion of Fund operations to the appropriate income statement lines. Includes the 80% of Fund II, 95% of Fund III, and 85% of Fund IV fees paid by third party investors.

RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO UNITHOLDERS AND ADJUSTED NET INCOME ATTRIBUTABLE TO UNITHOLDERS, INCLUDING PER UNIT AMOUNTS (in millions, except per unit amounts)

	Quarter ended June 30,
	2018	2017

GAAP net income attributable to unitholders	$0.2	$0.2
Added back:
Environmental remediation	2.9	—
Adjusted net income attributable to unitholders*	$3.1	$0.2

Per unit amounts:
GAAP basic and diluted net income per unit	$0.04	$0.03
Added back:
Environmental remediation	0.67	—
Adjusted basic and diluted net income per unit*	$0.71	$0.03

*Pursuant to Regulation G, we are providing disclosure of the reconciliation of reported non-GAAP financial measures to their most directly comparable financial measures reported on a GAAP basis. We believe that consideration of these non-GAAP financial measures may be important to investors to understand operating results excluding environmental charges.

CONDENSED BALANCE SHEETS (in millions)

	June 30, 2018			December 31, 2017

Assets	Consolidated	Less: NCI	Look - through	Consolidated	Less: NCI	Look - through
Cash & restricted cash	$5.3	($3.9)	$1.4	$5.3	($3.3)	$2.0
Land held for sale	10.7	—	10.7	5.9	—	5.9
Other current assets	11.8	(7.5)	4.3	7.0	(2.2)	4.8
Timber & roads, net	362.3	(257.5)	104.8	267.6	(182.0)	85.6
Timberlands	69.1	(43.8)	25.3	55.1	(32.5)	22.6
Land held for development	15.5	—	15.5	19.1	—	19.1
Buildings & equipment, net	5.5	—	5.5	5.3	—	5.3
Other assets	8.9	(4.5)	4.4	15.4	(10.8)	4.6
Total assets	$489.1	($317.2)	$171.9	$380.7	($230.8)	$149.9

Liabilities & Equity
Current liabilities (excl. current portion of long-term debt)	$8.4	($3.0)	$5.4	$9.6	($2.6)	$7.0
Total debt (current and long-term)	147.2	(50.2)	97.0	127.5	(50.2)	77.3
Other liabilities	4.7	—	4.7	3.0	—	3.0
Total liabilities	160.3	(53.2)	107.1	140.1	(52.8)	87.3

Partners' capital	328.8	(264.0)	64.8	240.6	(178.0)	62.6
Total liabilities & partners' capital	$489.1	($317.2)	$171.9	$380.7	($230.8)	$149.9

CONDENSED RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS (in millions)

	Quarter Ended June 30, 2018			Quarter Ended June 30, 2017

	Consolidated	Less: NCI	Look - through	Consolidated	Less: NCI	Look - through
Net income (loss)	$2.5	($2.3)	$0.2	($0.1)	$0.3	$0.2
Depletion	9.5	(7.9)	1.6	3.6	(2.4)	1.2
Depreciation and amortization	0.1	—	0.1	0.1	—	0.1
Basis of land sold	0.1	—	0.1	0.1	—	0.1
Real estate project expenditures	(0.9)	—	(0.9)	(2.5)	—	(2.5)
Equity based compensation	0.2	—	0.2	0.2	—	0.2
Environmental remediation accrual	2.9	—	2.9	—	—	—
Environmental remediation expenditures	(0.7)	—	(0.7)	(1.0)	—	(1.0)
Changes in working capital	(6.0)	5.8	(0.2)	2.5	0.4	2.9
Net cash provided by operating activities	$7.7	($4.4)	$3.3	$2.9	($1.7)	$1.2

SEGMENT ADJUSTED EBITDDA (in millions)

	Partnership Timber	Funds Timber	TIM	Real Estate	G&A and Other	Consolidated
Q2 2018
Operating income (loss) - external	$1.8	$4.7	($0.9)	($0.3)	($1.4)	$3.8
Intersegment activity	0.1	(1.1)	1.0	0.1	—	—
Operating income (loss) - internal	1.9	3.6	0.1	(0.2)	(1.4)	3.8
Depletion, depreciation, and amortization	0.5	8.9	—	—	—	9.6
Environmental remediation expense	—	—	—	2.9	—	2.9
Adjusted EBITDDA	2.4	12.5	0.1	2.7	(1.4)	16.3
Less Adjusted EBITDDA attributable to NCI	—	(10.8)	—	—	—	(10.8)
Look-through Adjusted EBITDDA	$2.4	$1.7	$0.1	$2.7	($1.4)	$5.5

Q2 2017
Operating income (loss) - external	$3.4	$1.2	($0.7)	($1.5)	($1.4)	$1.0
Intersegment activity	0.1	(0.8)	0.7	0.1	—	—
Operating income (loss) - internal	3.5	0.4	—	(1.4)	(1.4)	1.0
Depletion, depreciation, and amortization	0.9	2.7	—	0.1	—	3.7
Adjusted EBITDDA	4.4	3.1	—	(1.3)	(1.4)	4.7
Less Adjusted EBITDDA attributable to NCI	—	(2.6)	—	—	—	(2.6)
Look-through Adjusted EBITDDA	$4.4	$0.5	$—	($1.3)	($1.4)	$2.1

VOLUME DATA - LOOK-THROUGH BASIS

	Quarter ended June 30,
	2018	2017
Volumes by species (million board feet):
Douglas-fir domestic	4.0	6.7
Douglas-fir export	1.1	2.3
Whitewood domestic	0.5	0.7
Whitewood export	0.4	0.5
Cedar	0.3	0.3
Hardwood	0.5	0.8
Pulpwood - all species	1.6	2.9
Total log sale volume	8.4	14.2
Timber deed sale volume	2.2	0.1
Total volume	10.6	14.3

PRICE DATA - LOOK-THROUGH BASIS

	Quarter ended June 30,
	2018	2017
Average price realizations by species (per thousand board feet):
Douglas-fir domestic	$813	$674
Douglas-fir export	859	729
Whitewood domestic	608	519
Whitewood export	719	687
Cedar	1,368	1,505
Hardwood	729	687
Pulpwood - all species	348	304
Overall delivered log price	728	618
Timber deed sales	518	301